EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation

We consent to the use of our reports dated March 15, 2016, with respect to the consolidated statement of condition of Cardinal Financial Corporation and subsidiaries (the Company) as of December 31, 2015, and the related consolidated statements of income, and statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that during the fourth quarter of 2015, management identified the following deficiencies in the operating effectiveness of certain controls relating to the process of estimating the allowance for loan losses that in aggregate were determined to be a material weakness: i) controls over recording specific reserves on impaired loans in the general ledger, ii) controls over the accuracy of data used to develop historical loss factors, and iii) controls over the support to develop loss factors and the use of loss factors that are in accordance with the approved allowance for loan losses policy. This material weakness did not result in any material misstatement of the Company’s consolidated financial statements for any period presented.

/s/ KPMG LLP

McLean, Virginia

December 9, 2016